Exhibit 99.1

PARADISE, INC.
1200 W. Dr. Martin Luther King, Jr. Boulevard
Plant City, Florida 33563

September 12, 2019

Dear Fellow Shareholders:

I am pleased to inform you that the sale of substantially all of the assets (the “Asset Sale”) of Paradise, Inc. (the “Company”) engaged in the production, manufacture, sale and distribution of glacé fruit product (the “Fruit Business”) to Seneca Foods Corporation and its subsidiary (the “Buyer”) closed on July 31, 2019, after approval by the Company’s shareholders obtained at the Company’s 2019 Annual Meeting of Shareholders (the “Annual Meeting”) on July 29, 2019.

Consistent with our expectations as communicated in my letter to you dated July 8, 2019, which accompanied our definitive proxy statement filed with the Securities and Exchange Commission that day (the “Proxy Cover Letter”), the Company is today making an initial distribution to its shareholders from the proceeds of the Asset Sale (the “Initial Distribution”).

At a meeting held on August 29, 2019, after careful consideration of the Company’s financial statements, a current valuation of the Company’s assets and liabilities, and input received from the Company’s financial advisor, the Company’s Board of Directors approved the Initial Distribution in the aggregate amount of $5,196,000, or $10.00 per share. The Initial Distribution is being paid to shareholders of record as of the close of business on September 11, 2019. We expect to follow the same payment procedures as for prior dividends. If your shares of the Company’s common stock are held in “street name,” you should contact your brokerage firm, bank, trust or other nominee for details on how payment will be made to you.

At the Annual Meeting, the shareholders also approved the sale of the Company’s remaining assets as part of a Plan of Complete Liquidation and Dissolution (the “Liquidation Plan”) following the Asset Sale. As explained in the Proxy Cover Letter and the accompanying proxy statement, following the transitional operation of the Fruit Business for the Buyer through the end of 2019 and our continuing operation of the Company’s molded and thermoformed plastics business (the “Plastics Business”) until a buyer is identified and the business is sold or a decision is made to cease operations, we expect to begin winding down the Company pursuant to the Liquidation Plan (the “Wind-Down Period”). At this point, we cannot predict when the Wind-Down Period will begin.

While we currently expect to make one or more additional distributions to shareholders during the Wind-Down Period, our ability to do so and the number, timing and amount of any such distributions depend on a number of factors that are uncertain and as to which we can provide no assurances, all as further described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on July 8, 2019.

On behalf of the entire Board of Directors, I would like to thank you for your continued loyalty and support, and the opportunity to serve you.

Very truly yours,

PARADISE, INC.

Randy S. Gordon, President and Chief Executive Officer

Enclosure